Exhibit 99.1

For Immediate Release

Contact Linda G. Kyriakou – 212-986-5500

Sequa Posts Higher Sales, Strong Gains in Profits for the First Quarter

New York, May 5 –Sequa Corporation (NYSE; SQAA) began 2005 on a strong positive note, posting a 69 percent increase in operating income on a 10 percent rise in sales for the first quarter, company chairman, Norman E. Alexander, announced at the annual meeting here today.

Sales for the first quarter ended March 31, 2005 totaled $475.0 million, up from $431.0 million, and operating income advanced to $30.4 million from $18.0 million in the same period of 2004.  The sales advance reflects increases in three of the company’s six operating segments – aerospace, automotive, and industrial machinery – while the profit increase was derived from improvements across all major operating units.

Income after tax from continuing operations in the first quarter of 2005 amounted to $10.6 million, up from $193,000 a year ago.  On a per share basis, these results equaled 96 cents per basic share in the 2005 quarter and a loss of three cents in the

2004 quarter. Results for 2004 have been restated for discontinued operations, which increased net income by $1.1 million or 10 cents per share in the first quarter last year.

            In remarks to stockholders, Alexander noted that the Sequa’s improved performance was led by the resurgence of its largest operating unit, Chromalloy Gas Turbine Corporation, a supplier to the airline aftermarket for jet engine component repair. “With the level of air travel trending higher, demand for maintenance, repair and overhaul services continues to rise, and cost-conscious airlines are outsourcing more of their requirements to proven, quality suppliers. Importantly, Chromalloy is better positioned than at any time in the past to capitalize on rising demand and the trend toward contracting MRO services.”

SUMMARY OF SEGMENT RESULTS

Aerospace   Chromalloy posted a 16 percent increase in sales and a substantial increase in operating profit for the first quarter.  The advances, which reflect the upturn in demand for aftermarket services, were derived principally from the increasing benefit of multi-year agreements with a number of airline customers to provide engine maintenance, component repair and replacement parts for specific engines and auxiliary power units in each airline’s fleet.

Automotive  With advances at both ARC Automotive and Casco Products, segment sales were 12 percent higher and operating profit more than doubled for the first quarter. Results were particularly strong at ARC – a supplier of airbag inflators to the US and international automotive markets – whose profit improvement reflects significantly higher volume, as well as the benefit of Operational Excellence and other productivity-enhancing measures.  At Casco Products, Operational Excellence initiatives also contributed to higher profits.

Metal Coating  Sales of Precoat Metals, the sole operation in the segment, were lower in the first quarter, as demand from the building products market softened.  The decline reflects the fact that several major customers had increased inventory levels at the end of 2004.  Profits benefited from ongoing Six Sigma programs, among other factors, which more than offset the unfavorable effects of lower sales and higher costs for raw materials and natural gas.

Specialty Chemicals  First quarter results were mixed for United Kingdom-based Warwick International, with sales virtually unchanged from the prior year and operating income ahead nine percent.  The quarter benefited from the sales and profits added by a producer of laboratory test products that was acquired in late 2004.  Results also reflect the favorable effect of translating local currency results into US dollars.

Industrial Machinery  MEGTEC Systems, which provides auxiliary printing equipment to the graphic arts market and emission control machinery for printers and other industrial end users, had a strong first quarter.  Sales of emission control equipment to

US and European customers moved sharply higher, leading to a 28 percent increase in overall sales for the unit.  Profits rose substantially, continuing a solid trend of improving profitability derived from Operational Excellence programs focused on improving quality and productivity.

Other Products  The businesses that make up the other products segment include

After Six, a supplier of men’s formalwear, and Centor, a real estate holding company.  Segment results were sharply lower for the first quarter, the result of declining profits at After Six.

                                                            #            #            #

5/05/05

Note:  This press release includes forward-looking statements that are subject to risks and uncertainties.

A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission

.

Sequa Corporation and Subsidiaries
Consolidated Statement of Operations
Report for the Three Months Ended March 31,
(Amounts in thousands, except per share)
(Unaudited)	First Quarter
	2005	2004*

Sales	$475,022	$431,023

Costs and expenses	444,609	413,002

Operating income	30,413	18,021

Other income (expense)
Interest expense	(18,104)	(18,066)
Interest income	1,318	759
Other, net	1,797	(421)

Income from continuing operations before income taxes	15,424	293

Income tax provision	(4,800)	(100)

Income from continuing operations	10,624	193

Income from discontinued operations, net of income taxes	-	1,060

Net income	10,624	1,253

Preferred dividends	(516)	(516)

Net income available to common stock	$ 10,108	$ 737

Basic earnings per share
Income (loss) from continuing operations	$ 0.96	$ (0.03)
Income from discontinued operations	-	0.10
Net income	$ 0.96	$ 0.07

Diluted earnings per share
Income (loss) from continuing operations	$ 0.95	$ (0.03)
Income from discontinued operations	-	0.10
Net income	$ 0.95	$ 0.07

Results by Business Segment
(Amounts in thousands)	First Quarter
	2005	2004*
Sales
Aerospace	$207,322	$ 178,401
Automotive	91,062	81,644
Metal Coating	63,065	67,934
Specialty Chemicals	56,680	55,731
Industrial Machinery	52,284	40,746
Other Products	4,609	6,567
Total	$475,022	$ 431,023

Operating Income
Aerospace	$ 14,621	$ 8,635
Automotive	8,756	3,788
Metal Coating	6,659	5,965
Specialty Chemicals	7,283	6,705
Industrial Machinery	3,393	640
Other Products	534	797
Corporate Expenses	(10,833)	(8,509)
Total	$ 30,413	$ 18,021

*Restated to classify Sequa Can Machinery as a discontinued operation.